UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 11, 2007

REIT AMERICAS, INC.
(Exact name of registrant as specified in its charter)

Maryland	33-11836	86-0576027
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2960 N. Swan Rd., Suite 300
Tucson, AZ 85712
(Address of principal executive offices) (Zip Code)

(520) 326-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 11, 2007, REIT Americas, Inc. (the “Company”), Virium Pharmaceuticals, Inc., a New York corporation (“Virium”), Virium Pharmaceuticals, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company (“Pharmaceuticals”) and Virium Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Pharmaceuticals (“Merger Sub”) executed an amendment (the “Amendment”) to their previously announced merger agreement (the “Merger Agreement”) pursuant to which Virium will merge with and into Merger Sub with Virium as the surviving corporation (the “Merger”).  As a result of the Merger, each share of common stock, par value $0.01 per share, of Virium held by the Virium shareholders will be exchanged for one newly-issued share of common stock, par value $0.01 per share, of Pharmaceuticals, on the terms and conditions set forth in the Merger Agreement.  The consummation of the Merger is subject to certain conditions, including obtaining the approval of the Company’s stockholders of a 23.06062-to-1 reverse stock split (the “Reverse Stock Split”), obtaining the approval of the Company’s stockholders of a merger of the Company with and into Pharmaceuticals, with Pharmaceuticals as the surviving entity (the “Reincorporation Merger”), effecting the Reverse Stock Split and consummating the Reincorporation Merger.

The Amendment is effective as of August 31, 2007.  The Amendment provides, subject to certain exceptions, that the Merger Agreement may be terminated by either Virium or the Company if the closing of the Merger has not occurred on or before November 2, 2007.  A copy of the Amendment is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

2.1	Amendment to Agreement and Plan of Merger, effective as of August 31, 2007, by and among Virium Pharmaceuticals, Inc., REIT Americas, Inc., Virium Pharmaceuticals, Inc. and Virium Merger Sub, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2007

REIT AMERICAS, INC.

By:	/s/ F. DALE MARKHAM

Name:	F. Dale Markham
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amendment to Agreement and Plan of Merger, effective as of August 31, 2007, by and among Virium Pharmaceuticals, Inc., REIT Americas, Inc., Virium Pharmaceuticals, Inc. and Virium Merger Sub, Inc.